Exhibit 10.20.1

ADDENDUM TO
AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This ADDENDUM TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT (this “Addendum”), is made effective and entered into as of November 5, 2010 (the “Effective Date”), by and among Novadaq Technologies Inc., a Canadian corporation (“Novadaq Parent”), Novadaq Corp., a Delaware corporation (“Novadaq”), which is a wholly owned subsidiary of Novadaq Parent, PLC Systems Inc., a Yukon Territory corporation (“PLC Parent”), and PLC Medical Systems, Inc., a Delaware corporation (“PLC”), which is a wholly owned subsidiary of PLC Parent.

WHEREAS, Novadaq Parent, Novadaq and PLC Parent and PLC are parties to the AMENDED AND RESTATED DISTRIBUTION AGREEMENT (the “Agreement”), dated as of March 20, 2007 (the “Distribution Agreement”); and

WHEREAS, Novadaq, PLC and PLC Parent have entered into that certain Asset Purchase Agreement concurrent with the execution of this Addendum for the purchase and sale of PLC’s assets pertaining to its TMR (transmyocardial revascularization) business (the “Asset Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Full Payment of Novadaq Obligations.  Novadaq, Novadaq Parent, PLC Parent and PLC hereby acknowledge and agree that full payment by Novadaq of all amounts due PLC Parent or PLC shall be paid at Closing. This payment shall include (a) all outstanding accounts payable properly billed to Novadaq by PLC prior to the Closing, (b) all sums due and owing to PLC under the Distribution Agreement as of the Closing, including normal prior monthly true-up payments still outstanding as of the Closing and (c) all final sums due and owing to PLC pursuant to a final interim true-up, which shall account for all activities from the date of the last normal month end true-up performed and the Closing date (the “Final True-up Payment”). The parties agree that the Final True-up Payment will be calculated in accordance with the normal month-end true up accounting practice that has historically been followed by the parties. PLC Parent and PLC acknowledge and agree upon receipt of payment of all these amounts, Novadaq shall be deemed to have been paid up in full.

2.             Special Purchase Order.  Novadaq has submitted to PLC, and PLC hereby acknowledges acceptance of Purchase Order No 3925, (the “Special PO”) for six hundred (600) TMR Disposable Kits at the per unit price of $110, none of which shall be subject to the true-up provisions set forth in Section 7.1 of the Distribution Agreement except to the extent that Paragraph 3 or Paragraph 4 below applies.  A copy of the Special PO is attached as Appendix A to this Addendum.  PLC hereby acknowledges receipt from Novadaq of payment in the amount of Sixty Six Thousand Dollars ($66,000) as payment in connection with the Special PO.  For clarity, unless the conditions set forth in either Paragraph 3 or 4 apply, the net amount payable by Novadaq to PLC for the six hundred (600) TMR Disposable Kits purchased under the Special PO shall be Sixty Six Thousand Dollars ($66,000).  One hundred and fifty (150) of the TMR Disposable Kits ordered under the Special PO shall be delivered as soon as reasonably practicable after the Effective Date and the remaining four hundred and fifty (450) of the TMR Disposable Kits shall be delivered on the Closing date of the Asset Purchase Agreement.

3.             If Shareholders’ Approval Not Obtained or if Dissenters’ Rights Are Exercised.  In the event that the Asset Purchase Agreement and the transactions contemplated thereby do not close or otherwise complete as a consequence of (a) PLC and PLC Parent having failed to obtain the requisite approval of each company’s respective shareholders or (b) holders of PLC Parent shares (other than shares held by officers and directors of PLC Parent and any affiliate of any officer or director) with a fair market value of at least $200,000 (as measured based upon the closing price of PLC Parent’s common stock reported on the OTC Bulletin Board on the last business day immediately prior to the PLC Parent Shareholders’ Meeting (as defined in the Asset Purchase Agreement)) and who are entitled to vote at the PLC Parent Shareholders’ Meeting having exercised their rights to dissent/object at or prior to the PLC Parent Shareholders’ Meeting under Section 193 of the Yukon Business Corporations Act, as amended (which dissension or objection has not been legally withdrawn by the time of the stockholder vote), then the true-up provisions in Section 7.1 of the Distribution Agreement shall apply to four hundred and fifty (450) of the six hundred (600) TMR Disposable Kits supplied under the Special PO with credit allowance for the One Hundred and Ten Dollars ($110) for each which Novadaq has paid.  Novadaq shall have the right to request delivery of these four hundred and fifty (450) TMR Disposable Kits at on a schedule determined in its reasonable discretion but not later than twelve (12) months after the Effective Date.  For clarity, the remaining one hundred and fifty (150) TMR Disposable Kits in the Special PO shall remain the fully paid-up property of Novadaq and exempt from the true-up provisions in Section 7.1 of the Distribution Agreement.

4.             If Novadaq Customer Demand Depletes TMR Kit Inventory. In the event that Novadaq’s on-hand inventory of TMR kits as of the Effective Date, including an additional 75 TMR Disposable Kits recently ordered by Novadaq and to be delivered by PLC shortly after the Effective Date, is depleted down to zero kits anytime prior to the Closing date, then Novadaq shall be permitted to ship some or all of the 150 TMR Disposable Kits ordered on the Special PO to meet end-user customer demand. However, in this event, the number of TMR Disposable Kits shipped out by Novadaq prior to Closing from the lot of 150 TMR Disposable Kits shall be subject to the true-up provisions in Section 7.1 of the Distribution Agreement with credit allowance for the One Hundred and Ten Dollars ($110), and PLC’s requirement to deliver 600 TMR Disposable Kits at Closing shall be correspondingly reduced by the same number of TMR Disposable Kits shipped from the lot of 150 TMR Disposable Kits prior to the Closing date.

5.             Regulatory Authorizations.  All TMR Disposable Kits purchased by Novadaq under the New PO and Special PO shall be deemed to have been duly approved and authorized for distribution and sale by Novadaq and use by customers and end-users in the United States under the FDA’s premarket approval (“PMA”) for such products held by PLC and/or PLC Parent and corresponding approvals and/or certifications applicable in markets outside of the

United States.

6.             Other Provisions.  Except as expressly amended by this Addendum, the Distribution Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities and obligations of the parties thereto, as presently constituted, will continue in full effect.  This Addendum and it Exhibits, together with the Distribution Agreement and its Schedules, (a) constitute the entire agreement between the parties with respect to the subject matter contained therein, and together, supersede and replace any and all prior and contemporaneous understandings, arrangements and agreements, whether oral or written, with respect to the subject matter; and (b) shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Any capitalized term not otherwise defined in this Addendum shall have the meaning specified in the Asset Purchase Agreement or the Distribution Agreement.  This Addendum may be executed in one or more counterparts (including fax and emailed PDF counterparts), each of which shall be deemed an original and all of which taken together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

PLC SYSTEMS INC.

By:	/s/ James G. Thomasch
	Name:	James G. Thomasch
	Title:	Chief Financial Officer

PLC MEDICAL SYSTEMS, INC.

By:	/s/ James G. Thomasch
	Name:	James G. Thomasch
	Title:	Chief Financial Officer

NOVADAQ TECHNOLOGIES INC.

By:	/s/ Stephen Purcell
	Name:	Stephen Purcell
	Title:	Chief Financial Officer

NOVADAQ CORP.

By:	/s/ Stephen Purcell
	Name:	Stephen Purcell
	Title:	Chief Financial Officer